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                                                                       EXHIBIT 5


                            Cahill Gordon & Reindel
                                 80 Pine Street
                           New York, New York  10005
                                 (212) 701-3000

                                                                  April 25, 1996

Yellow Corporation
10777 Barkley
Overland Park, Kansas  66211

Ladies and Gentlemen:

        We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 100,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Yellow Corporation (the "Company") which are to be granted (a "Grant") pursuant to the Yellow Corporation Directors' Stock Compensation Plan (the "Plan").

        We advise you that, in our opinion, upon the issuance of Common Stock pursuant to a Grant in accordance with the terms of the Plan, and in each case upon payment to the Company of any consideration for such Common Stock provided for in the Plan or any agreement with the Company relating to the applicable Grant (which consideration is assumed herein to be in no event less than the par value of the Common Stock being issued upon such payment), the shares of the Common Stock so issued will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

                                        Very truly yours,

                                        /s/ Cahill Gordon & Reindel